                               [INTERLOGIX LOGO]

                                INTERLOGIX, INC.
                             A DELAWARE CORPORATION
                             12345 SW LEVETON DRIVE
                             TUALATIN, OREGON 97062

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      AUGUST 1, 2000, AT 8:30 O'CLOCK A.M.

TO INTERLOGIX, INC. STOCKHOLDERS:

     The annual meeting of the stockholders of Interlogix, Inc., formerly known as ITI Technologies, Inc. (the "Company"), will be held on August 1, 2000, at 8:30 o'clock a.m., P.D.T., at Supra Products, 4001 Fairview Industrial Drive S.E., Salem, Oregon 97302, for the following purposes:

     - To elect a Board of Directors.

     - To ratify the selection by the Board of Directors of Arthur Andersen LLP as the independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2000.

     - To transact such other business as may properly come before the meeting or any adjournments thereof.

     In accordance with the Bylaws of the Company, the Board of Directors has set the close of business on June 30, 2000, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting or any adjournments thereof.

     Your attention is respectfully directed to the attached Proxy Statement and the Proxy. IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN THE ATTACHED PROXY AND DATE, SIGN AND MAIL IT AS PROMPTLY AS POSSIBLE IN ORDER TO SAVE THE COMPANY FURTHER SOLICITATION EXPENSE.

                                          By Order of the Board of Directors

                                         /s/ Charles A. Durant

                                          CHARLES A. DURANT
                                          Secretary

Tualatin, Oregon
July 5, 2000

                                INTERLOGIX, INC.
                             A DELAWARE CORPORATION
                             12345 SW LEVETON DRIVE
                             TUALATIN, OREGON 97062
                                 (503) 691-7243
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 1, 2000
                            ------------------------

                            SOLICITATION OF PROXIES

     This Proxy Statement is submitted in support of the solicitation of the enclosed proxy by the Board of Directors of Interlogix, Inc., a Delaware corporation (the "Company"), for the annual meeting of the stockholders of the Company (the "Annual Meeting") to be held on August 1, 2000, at 8:30 o'clock a.m. at Supra Products, 4001 Fairview Industrial Drive S.E., Salem, Oregon 97302, and at any adjournments thereof. The cost of solicitation will be borne by the Company. This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Stockholders is intended by the Company to be mailed to its stockholders on or about July 5, 2000. The Company may reimburse brokerage firms, banks, and other custodians, nominees, and fiduciaries for expenses reasonably incurred in forwarding solicitation materials to beneficial owners of shares. The Company may have one or more of its officers or employees communicate by telephone, telegraph, or mail with some of the stockholders who may have omitted to return proxies.

                         VOTING AND REVOCATION OF PROXY

     The Annual Meeting is being held for the purposes of electing the Company's Board of Directors, to ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 2000, and to transact such other business as may properly come before the Annual Meeting or any adjournments thereof. The Annual Report on Form 10-K of the Company for the year ended December 31, 1999, including financial statements, is being mailed to stockholders simultaneously herewith, but such materials are not to be considered part of the proxy soliciting materials.

     Only holders of record of shares of the Company's $0.01 per share par value common stock (the "Common Stock") at the close of business on June 30, 2000, the record date of the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The securities of the Company outstanding as of June 30, 2000, and which are entitled to vote at the Annual Meeting consist of approximately 19,444,737 shares of Common Stock, each share being entitled to one vote. Stockholders do not have the right to cumulate votes for the election of directors.

     The enclosed Board of Directors' proxy, when properly signed and returned to the Company, will be voted at the Annual Meeting as directed therein. Proxies in which no direction is given with respect to the various matters of business to be transacted at the Annual Meeting will be voted (i) FOR the election of the eight nominees for the Board of Directors named in this Proxy Statement; and
(ii) FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 2000. While the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

     The enclosed proxy may be revoked at any time before it is voted by the execution and delivery of a proxy bearing a later date or by notification in writing given to the Secretary of the Company prior to the Annual Meeting. The enclosed proxy may also be revoked by attending the Annual Meeting and electing to vote in person.

     A quorum, consisting of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. In accordance with the laws of the State of Delaware and the Company's Certificate of Incorporation and

Bylaws, (i) with respect to the election of directors, which requires a plurality of the votes cast, only proxies and ballots indicating votes "FOR all nominees," "WITHHELD for all nominees," or specifying that votes be withheld for one or more designated nominees, are counted to determine the total number of votes cast, and broker non-votes are not counted, and (ii) with respect to the adoption of all other proposals, which are decided by a majority of the shares of the Common Stock of the Company present in person or by proxy and entitled to vote, only proxies and ballots indicating votes "FOR," "AGAINST" or "ABSTAIN" on the proposal or providing the designated proxies with the right to vote in their judgment and discretion on the proposal are counted to determine the number of shares present and entitled to vote.

     Broker non-votes will be counted for the purposes of determining the presence or absence of a quorum for the transaction of business, but will not be considered as votes cast with respect to a particular matter as to which the broker has expressly not voted. Accordingly, broker non-votes will have no effect upon the outcome of voting on matters presented to the stockholders at the Annual Meeting.

                        CHANGE OF CONTROL OF THE COMPANY

     On May 2, 2000, pursuant to the Agreement and Plan of Merger and Reorganization dated as of September 28, 1999, as amended (the "Merger Agreement"), between the Company and SLC Technologies, Inc. ("SLC"), SLC merged with and into the Company, with the Company as the surviving corporation (the "Merger"). In the Merger, SLC's outstanding common stock was converted into 15,170,640 shares of the Company's Common Stock. Prior to the Merger, the sole stockholder of SLC was Berwind Group Partners ("Berwind"), a Pennsylvania general partnership principally engaged, through its subsidiaries, in the ownership and operation of industrial, natural resources, financial and real estate businesses.

     Pursuant to the terms of the Merger Agreement, the Company's stockholders had the right to elect to receive $36.50 in cash at the effective time of the Merger for each share of the Company's Common Stock owned, subject to the limitation that no more than 50 percent of the total number of shares of the Company's Common Stock outstanding immediately prior to the effective time of the Merger would be exchanged for cash. The Company's stockholders elected to exchange more than 50 percent of the outstanding shares of the Company's Common Stock for cash, and the shares exchanged were therefore reduced on a pro rata basis so that 50 percent of the outstanding shares of the Company's Common Stock immediately prior to the effective time of the Merger were exchanged for cash. As a result of and immediately following the transaction, Berwind owned 78 percent of the issued and outstanding shares of the Company's Common Stock, which is the only class of voting securities issued by the Company. As indicated under "VOTING AGREEMENT," Berwind purchased 586,156 additional shares of the Company's Common Stock and now owns approximately 81 percent of the issued and outstanding shares of the Company's Common Stock.

     The source of funds used in connection with the cash election was borrowings from a syndicate of banks. SLC entered into a Credit Agreement, dated as of November 17, 1999 among PNC Bank, National Association, as Administrative Agent for the Banks; The Bank of Nova Scotia, as Syndication Agent for the Banks; First Union National Bank, as Documentation Agent for the Banks; The Chase Manhattan Bank; National City Bank of Pennsylvania; Sun Trust Bank, Atlanta; The Bank of New York; Bank of America, N.A.; Summit Bank; Comerica Bank, as Co-Agents; the Banks named therein and the Borrowers from time to time party thereto (the "Credit Agreement"). The Credit Agreement was assumed by the Company immediately following the effective time of the Merger. The Credit Agreement provides for loans of up to an aggregate principal amount of $325 million to be borrowed by the Company and its subsidiaries, $235 million of which was borrowed immediately after the effective time of the Merger.

     Pursuant to the terms of the Merger, as of the effective time of the Merger, the total number of persons serving on the Board of Directors of the Company was nine, two of whom were Thomas L. Auth and Perry J. Lewis and seven of whom were selected by and at the absolute discretion of the Board of Directors of SLC. Thereafter, the size of and membership on the Board of Directors of the Company shall be determined in accordance with the Company's Certificate of Incorporation and Bylaws, subject to a voting agreement by and among Berwind, Thomas L. Auth and MLGA Fund II, L.P. ("MLGA"), dated as of May 2, 2000. See "VOTING AGREEMENT."

     Pursuant to the terms of the Merger, at the effective time of the Merger, the Certificate of Incorporation of the Company was amended (i) to change the name of the Company to "Interlogix, Inc.," (ii) to opt out of Section 203 of the Delaware General Corporation Law and (iii) to increase the number of authorized shares of Company Common Stock to 60,000,000.

     The terms and conditions of the Merger, a description of the businesses of the Company prior to and following consummation of the Merger, details about the consideration paid by the Company in connection with the Merger, and further information about the terms of the Merger are contained in the Company's Definitive Proxy Statement filed with the Securities and Exchange Commission on March 28, 2000 and the definitive additional materials thereto filed by the Company. A copy of the Merger Agreement was filed as Exhibit 2.1 to the Company's Form 8-K filed on September 30, 1999. The Amendment to the Merger Agreement dated as of March 9, 2000 and a copy of the Company's press release dated May 2, 2000 relating to the consummation of the Merger were filed as
Exhibit 2.2 and Exhibit 99.1, respectively, to the Company's Form 8-K filed on May 12, 2000.

                                VOTING AGREEMENT

     Berwind, Thomas L. Auth and MLGA are parties to voting agreement, dated as of May 2, 2000 (the "Voting Agreement"), whereby Berwind has agreed, subject to the terms of the Voting Agreement, that until the second anniversary of the effective time of the Merger, it will vote all shares of the Company's Common Stock owned by it for the following individuals as directors of the Company: (a) Thomas L. Auth, who will serve as Chairman of the Board of Directors of the Company, and (b) Perry J. Lewis, but only for so long as he and certain controlled affiliates collectively own (beneficially and of record) at least 25% of the shares of the Company's Common Stock collectively owned by him and such controlled affiliates immediately prior to the effective time of the Merger. The foregoing description of the Voting Agreement is qualified in its entirety by reference to the full text of the form of the Voting Agreement, which was filed as Exhibit 4.4 to the Company's Form 8-K filed on May 12, 2000.

     On June 6, 2000, Berwind acquired 586,156 shares of the Company's Common Stock from MLGA, which was all of the Common Stock of the Company owned by MLGA at that time, in a privately negotiated transaction (the "MLGA Purchase"). By virtue of the MLGA Purchase, Perry J. Lewis and his controlled affiliates no longer collectively own at least 25% of the Company's Common Stock that they collectively owned immediately prior to the Merger. As a result, the Voting Agreement no longer requires Berwind to vote for Perry J. Lewis in elections for directors of the Company.

     Berwind beneficially owns over 50% of the outstanding shares of Common Stock and, consequently, is able to elect the entire Board of Directors of the Company. Berwind has indicated that it intends to vote all of its shares of Common Stock of the Company in favor of the nominees for directors.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by rules adopted by the Securities and Exchange Commission (the "SEC") under Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act"), since November 22, 1994, the Company's directors, executive officers and beneficial owners of at least 10% of the Company's Common Stock have been required to file with the SEC reports regarding their ownership of the Company's Common Stock and any subsequent changes in such ownership. Based upon inquiries made by the Company of its executive officers and directors, and based solely upon copies of such reports received from the Company's 10% beneficial owners of Common Stock, the Company believes that during 1999 all of these filing requirements were satisfied, except that Walter R. Barry, Jr., a director of the Company, has not reported the acquisition of shares in February 1999, by a trust for the benefit of his children as of the date of this Proxy Statement. In addition, the Company believes that grants of stock options on August 17, 1999 have not been reported as of the date of this Proxy Statement by Thomas L. Auth, Charles E. Briskey, Charles A. Durant, Reed Grothe, Joe Hurst, Gerald Klasen, Duane Paulson, Jack A. Reichert and Brian Seeman.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of June 9, 2000, by
(i) each stockholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all current executive officers and directors as a group.

                                                                  NUMBER OF SHARES
                                                                 BENEFICIALLY OWNED
                                                  OPTIONS        INCLUDING OPTIONS
5% BENEFICIAL OWNERS, DIRECTORS,                EXERCISABLE         EXERCISABLE        PERCENT OF SHARES
NAMED EXECUTIVE OFFICERS                       WITHIN 60 DAYS      WITHIN 60 DAYS       OUTSTANDING(1)
--------------------------------               --------------    ------------------    -----------------
Berwind Group Partners.......................           0            15,756,796              81.0%
  1 Belmont Avenue
  Suite 401
  Bala Cynwyd, PA 19004
Thomas L. Auth...............................     339,255               447,140               2.3
C. G. Berwind, Jr.(2)(3).....................           0            15,756,796              81.0
Kenneth L. Boyda.............................     208,596               208,596               1.0
Jan P. Brantjes..............................           0                     0                 0
Brenda Broz Eddy.............................           0                     0                 0
Lawrence C. Karlson..........................           0                     0                 0
Edward F. Kosnik(3)(4).......................           0            15,756,796              81.0
Donald L. Seeley.............................           0                   500                 *
Charles E. Briskey...........................      67,850                71,011                 *
Joe Hurst....................................      38,200                38,200                 *
Charles A. Durant............................      10,000                10,497                 *
Reed G. Grothe...............................      12,500                13,049                 *
All executive officers and directors as a
  group (14 persons).........................     740,173            16,605,851              82.3%

---------------
Less than 1%.

(1) Percentages of outstanding shares are based on 19,444,737 shares of Common Stock outstanding as of June 9, 2000. Shares of Common Stock subject to options granted under the Company's Long-Term Stock Incentive Plan (1992) (the "Stock Incentive Plan"), the Nonemployee Director Stock Option Plan (the "Director Plan"), the SLC Technologies, Inc. Stock Option Plan and the Interlogix, Inc. 2000 Stock Incentive Plan that currently are exercisable, or which become exercisable within 60 days, are deemed outstanding for computing the number and percentage ownership of the person or group holding such options but are not deemed outstanding for computing the percentages with respect to other persons. Except as otherwise noted, the persons named in the table and footnotes have sole voting and investment power with respect to all shares of Common Stock reported as beneficially owned by them.

(2) Mr. Berwind is a beneficiary of a trust that is a general partner of Berwind Group Partners and may be deemed to have indirect beneficial ownership of the 15,756,796 shares of Common Stock held by Berwind Group Partners Such trust has an economic interest of 47.528% in Berwind Group Partners. Mr. Berwind disclaims beneficial ownership of 52.472% of the shares, or 8,267,906 shares, held by Berwind Group Partners.

(3) The business address for Mr. Berwind and Mr. Kosnik is 3000 Centre Square West, 1500 Market St., Philadelphia, PA 19102.

(4) Mr. Kosnik, as President of Berwind Group Partners, may be deemed to have indirect beneficial ownership of the 15,756,796 shares of Common Stock held by Berwind Group Partners. Mr. Kosnik disclaims such beneficial ownership.

                PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

GENERAL

     The Bylaws of the Company provide that the number of directors may be set by the Board of Directors at any time but may not be fewer than three nor more than nine. The Board has set the number of directors at eight.

     It is the recommendation of the Company's Board of Directors that the eight nominees named below be elected as directors, to serve as directors until the next annual meeting of the stockholders and until their successors shall be duly elected and qualified as directors. Unless otherwise directed, the proxies solicited by the Board of Directors will be voted in favor of the nominees named below. However, in the event of the inability or unwillingness of one or more of these nominees to serve as a director at the time of the Annual Meeting or any adjournments thereof, the shares represented by the proxies will be voted in favor of the remainder of such nominees and may also (in the discretion of the holders of said proxies) be voted for other nominees not named herein, in lieu of those unable or unwilling to serve. As of the date hereof, the Board of Directors knows of no nominee who is unable or unwilling to serve.

     All eight of the nominees of the Board of Directors are presently serving as directors of the Company. The names, ages and tenure of all eight nominees are as follows:

                                                           AGES    DIRECTOR SINCE
                                                           ----    --------------
Thomas L. Auth...........................................   55          1992
C. G. Berwind, Jr........................................   71          2000
Kenneth L. Boyda.........................................   56          2000
Jan P. Brantjes..........................................   65          2000
Brenda Broz Eddy.........................................   57          2000
Lawrence C. Karlson......................................   57          2000
Edward F. Kosnik.........................................   55          2000
Donald L. Seeley.........................................   56          2000

STOCKHOLDER APPROVAL

     The affirmative vote of a plurality of the voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote (assuming a quorum is present) is required to elect each director.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF
         THE EIGHT NOMINEES FOR THE BOARD OF DIRECTORS SET FORTH ABOVE.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

     The following discussion sets forth certain information regarding the nominees for the Board of Directors of the Company.

     THOMAS L. AUTH has been a director of the Company since May 1992. He was an executive officer of Interactive Technologies, Inc., a wholly owned subsidiary of the Company, from 1981 to May 2000 and its President from 1983 to May 2000. He was President and Chief Executive Officer of the Company from March 1993 to May 2000. Mr. Auth was appointed Chairman of the Board of Directors of the Company on April 1, 1997. Mr. Auth is a director of MedAmicus, Inc., a publicly held company, and Ergodyne Corporation, EH Publishing, Inc., Vomela Speciality Company and CompU-Shop, Inc., which are privately held companies.

He has served as the Treasurer and a Board member of the Security Industry Association and is also a certified public accountant.

     C. G. BERWIND, JR. has been a director of the Company since May 2000. He is a 1951 graduate of the University of Vermont and received an MBA from the Harvard Business School in 1952. He served in the U.S. Coast Guard from 1953 to 1955. Mr. Berwind joined Berwind Corporation in 1955 and worked in its operations from 1955 to 1957. He became Vice President in 1960 and was elected President and Chief Executive Officer in 1967. Mr. Berwind succeeded his father as Chairman in 1972.

     KENNETH L. BOYDA serves as President and Chief Executive Officer of the Company. Prior to the Merger, he was President and Chief Executive Officer of SLC Technologies, Inc. Mr. Boyda joined the Berwind family of companies in 1990 as President and CEO of Sentrol, Inc. Prior thereto, he worked for fourteen years at Colortran, Inc. in a variety of positions, lastly as President and Chief Executive Officer. Early professional experience included positions at American Can Company, CCMP Management Consultant and Gladding Corporation. Mr. Boyda has extensive international experience, having been involved in and negotiated major contracts in more than forty countries through Europe, Asia and Latin America. He earned an AB degree in Government from Harvard College and an MBA from the Harvard Business School. He has been active in the security industry and has served as a Director of the Security Industry Association, and has served on the boards of several electronic manufacturing companies.

     JAN P. BRANTJES has been a director of the Company since May 2000. He is a director and former Chairman of Laundry Systems Group N.V., a public company in Belgium that manufactures equipment for the laundry industry. From 1958 to 1978, Mr. Brantjes held several management positions in Rockwool B.V., a company manufacturing isolation materials for the building industry. From 1981 to 1992, Mr. Brantjes was Chief Executive Officer and President of Aritech Europe B.V., which in 1992 was sold to SLC. He remained President of Aritech until 1994. From August 2, 1993 through the end of 1997, Mr. Brantjes was a member of the board of directors of SLC. From 1995 through the middle of 1999, Mr. Brantjes also served as an adviser to SLC.

     BRENDA BROZ EDDY has been a director of the Company since June 2000. She is a founder and principal of Eddy Associates Inc., a management consulting firm specializing in executive coaching, outplacement and leadership team development. Prior to starting her own firm, Ms. Eddy was Senior Vice President and Managing Director of the Senior Executive Consulting Practice, Western Region, for Right Management Consultants, a large international human resource consulting firm from 1992 to 1998. She started her consulting career at the strategic consulting firm of Booz Allen and Hamilton in 1969 and from 1970 to 1975 served on the faculty of the Georgetown University School of Business. Ms. Eddy has an MBA from the Harvard Business School and an undergraduate degree from the University of Southern California. She serves on the Business Advisory Councils of Loyola Marymount University's School of Business and Counterpart International.

     LAWRENCE C. KARLSON has been a director of the Company since May 2000. He provides consulting services to a wide variety of businesses and, as a private investor, invests in companies where he can contribute in a non-executive role to the development of the business. Mr. Karlson completed his undergraduate engineering studies at the Ryerson Institute of Technology in Toronto, Canada and was awarded an MBA by the Wharton School of the University of Pennsylvania where he graduated with distinction. Prior to 1993, Mr. Karlson served as Chairman of Spectra-Physics AB, formerly Pharos AB, where he had also served as President and Chief Executive Officer. Mr. Karlson serves on the boards of AmeriSource Health Corporation (AAS), CDI Corporation (CDI), Vlasic Foods International, Inc. (VFI) and Spectra-Physics Lasers, Inc. (SPLI).

     EDWARD F. KOSNIK has been a director of the Company since May 2000. He has been President and Chief Executive Officer of Berwind Group Partners since December 1999 and President and Chief Operating Officer of Berwind Group Partners since June 1997. He is a 1966 graduate of Marquette University with a BS in Electrical Engineering, served as an officer in the U.S. Navy until 1970, and graduated in 1972 with an MBA from the Wharton School of the University of Pennsylvania. After graduation he worked at Wachovia Bank, and from 1973 to 1982 held various senior financial and operating positions including Chief Financial Officer and Group President at Arvida Corporation, a Florida-based real estate development company. In 1982, he was President, Penn Central Property Group and from 1983 to 1987 was Executive Vice President and Chief Executive Officer of the Penn Central Corporation. From 1987 to 1992, he was President and Chief Executive Officer of Sprague Technologies, Inc., a global electronic component supplier, from 1992 to 1994 Executive Vice President and Chief Financial Officer, then Chairman and Chief Executive Officer of JWP, Inc., a global mechanical and electrical contracting company, and from 1994 to 1997 Executive Vice President and Chief Financial Officer then Senior Executive Vice President and Chief Operating Officer of Alexander and Alexander Service, Inc., a global risk management and brokerage company. He is a director of Buckeye Partners, a publicly held limited partnership.

     DONALD L. SEELEY has been a director of the Company since May 2000. Mr. Seeley is currently a director and part-time employee of True North Communications, Inc., a marketing communications and advertising firm, and a member of the adjunct faculty of the University of Arizona Finance Department. He served as Vice Chairman and Chief Financial Officer of True North from May 1999 to March 2000. He joined True North in June 1997 as Executive Vice President and Chief Financial Officer. Prior to his appointment at True North, Mr. Seeley was President and Chief Executive Officer of The Alexander Consulting Group in 1993, after previously joining the parent company in 1988 as Senior Vice President -- Financial Management. Prior to this position with Alexander & Alexander, he served as Vice President and Treasurer of United Airlines (1986-1988); Vice President and Treasurer of G.D. Searle and Company (1979-1986); and in various financial positions with Firestone Tire and Rubber Company. He earned an MBA and BS in accounting from the University of Colorado at Boulder and is a Chartered Financial Analyst. Mr. Seeley is also a director of Modem Media and Poppe Tyson, Inc.

BOARD ACTIONS AND COMMITTEES

     During the fiscal year ended December 31, 1999, the Board of Directors held 10 formal meetings and acted by written consent in lieu of a meeting 3 times. Board members also met informally during the year to discuss various aspects of the business affairs of the Company.

     All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified or until their earlier death, resignation or removal from office. The officers of the Company are appointed by the Board of Directors and hold office until their successors are chosen and qualified or until their earlier death, resignation, or removal from office.

     The Compensation Committee of the Board of Directors for 1999 consisted of Thomas L. Auth, W. Wallace McDowell, Jr., and Perry J. Lewis. Messrs. McDowell and Lewis were nonemployee directors of the Company and constituted the members of the Sub-Committee of the Compensation Committee (the "Sub-Committee") that administered certain aspects of the Stock Incentive Plan. The Compensation Committee of the Board of Directors for 2000 consists of Brenda Broz Eddy and Donald L. Seeley. Ms. Eddy is the Chairwoman of the Compensation Committee. The Compensation Committee makes recommendations to the Board regarding the compensation of executive officers administers the Company's stock incentive and stock option plans, except for the Director Plan. The Compensation Committee did not meet in 1999; rather, the Board of Directors approved compensation for 1999 on August 17, 1999.

     The Audit Committee of the Board of Directors for 1999 consisted of W. Wallace McDowell, Jr. and Walter R. Barry, Jr., both of whom were nonemployee directors of the Company. The Audit Committee of the Board of Directors for 2000 consists of Ms. Eddy and Messrs. Brantjes and Seeley. Mr. Seeley is the Chairman of the Audit Committee. The Audit Committee annually recommends the independent accountants for appointment by the Board of Directors and ratification by the stockholders, reviews the services to be performed by the independent accountants, and receives and reviews the reports submitted by them. The Audit Committee held one meeting during 1999.

     The Board of Directors has no nominating committee.

     No member of the Board of Directors in 1999 attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served.

COMPENSATION OF DIRECTORS

     Effective in 1995, the Company's Board of Directors authorized payment to all nonemployee directors who are not affiliated with Morgan, Lewis, Githens & Ahn ("MLG&A") of a $12,000 per year fee, a fee of $750 per meeting attended of the Board of Directors or a Committee of the Board of which they were members, and the reimbursement of all out-of-pocket expenses incurred by them in attending meetings of the Board or Committees of the Board. Nonemployee directors who were affiliated with MLG&A were reimbursed for all out-of-pocket expenses incurred by them in attending meetings of the Board or Committees of the Board. On January 12, 1999, the Company's Board of Directors authorized payment to all nonemployee directors, regardless of their affiliation with MLG&A, of a $12,000 per year fee, a fee of $750 per meeting attended of the Board of Directors or a Committee of the Board of which they were members, and the reimbursement of all out-of-pocket expenses incurred by them in attending meetings of the Board or Committees of the Board.

     Effective in May 2000, the Company's Board of Directors terminated the above-described arrangements and authorized a new arrangement for compensating nonemployee directors. Beginning in May 2000, each nonemployee director of the Company shall be paid an annual fee as compensation for services of such director equal to $20,000, beginning June 30, 2000. The annual fee will be based on service ending with the Company's first annual meeting of stockholders in 2001. In addition to the annual fee, each nonemployee director of the Company will receive $1,000 for each meeting that such director attends in person or by telephone. Each chairperson of a committee of the Company's Board shall be paid an annual retainer of $3,000, paid quarterly in arrears. Members of Committees shall be paid $500 for each committee meeting that the director attends in person or by telephone.

     In addition to the fees described above, the new compensation arrangement for nonemployee directors also includes a stock option grant of 5,000 shares of Common Stock. The stock options will become exercisable in equal annual installments over a period of two years. The exercise price of the options will be based on the fair market value of the Common Stock on the date of the grant by the Company's Compensation Committee. As of the mailing of this Proxy Statement, the Compensation Committee has not yet made these grants.

                                   PROPOSAL 2

           RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     On May 2, 2000, PricewaterhouseCoopers LLP, the independent public accountants of the Company, was dismissed from its engagement to audit the Company's financial statements. The reports of PricewaterhouseCoopers LLP issued on the financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with its audits for the two most recent fiscal years and through May 2, 2000, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years. During the two most recent fiscal years and through May 2, 2000, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v) under the Securities Act of 1933).

     The Company has provided PricewaterhouseCoopers LLP with a copy of these disclosures, and PricewaterhouseCoopers LLP has furnished it with a letter addressed to the SEC stating that it agrees with the above statements.

     On May 2, 2000, the Board of Directors of the Company engaged Arthur Andersen LLP as the independent public accountants to audit the Company's consolidated financial statements.

     During the two most recent fiscal years and the subsequent interim period through May 2, 2000, the Company did not consult Arthur Andersen LLP regarding either the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements, nor on any matter that was either the subject of a disagreement or a reportable event. Arthur Andersen LLP had previously been engaged as the independent accountant to audit the financial statements of SLC Technologies, Inc., which merged with and into the Company on May 2, 2000.

     All proxies received in response to this solicitation will be voted in favor of the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants, unless other instructions are indicated thereon. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote (assuming a quorum is present) is required to ratify the appointment of Arthur Andersen LLP as the independent public accountants for the Company for the year ending December 31, 2000. Berwind has sufficient voting power to ratify the appointment of Arthur Andersen LLP, and it has indicated that it intends to do so. In the event that the stockholders do not ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company, the Board of Directors may reconsider its appointment.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT
                          ACCOUNTANTS SET FORTH ABOVE.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation paid to the Company's executive officers in 1999 was determined by the Board of Directors in a meeting in which Sangwoo Ahn, Walter
R. Barry, Jr., W. Wallace McDowell, Jr. and Perry J. Lewis participated. Messrs. Ahn, Barry, McDowell and Lewis were nonemployee directors of the Company.

INFORMATION CONCERNING CERTAIN EXECUTIVE OFFICERS

     KENNETH L. BOYDA -- See "INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS."

     CHARLES A. DURANT, age 43, has served as Vice President, General Counsel and Secretary of the Company since May 1997. He has been an employee of the Company and Interactive Technologies since January 1996. He became Secretary of the Company in March 1996 before being elevated to his current position in May 1997. Mr. Durant has also served as President and a director of Interactive Technologies and ITI Finance Corporation, both of which are wholly owned subsidiaries of the Company since May 2000. From September 1989 until January 1996, he was an attorney at Winthrop and Weinstine, P.A., which provides legal services to the Company. Prior to entering the legal profession, he held various accounting positions with Honeywell Inc.

     JOE HURST, age 49, has served as Chief Executive Officer, Asia Pacific Group, of the Company since May 2000. He has been employed by CADDX since 1986 and served as President and a director of CADDX from 1987 until May 2000. Mr. Hurst was a director of the Company from May 1999 to May 2000, and a Senior

Vice President of the Company from May 1997 to May 2000. He served as President of the Security Industry Association, a security trade association, from 1993 to 1995.

     MICHAEL S. LAFAIR, age 35, will serve as Vice President, General Counsel and Secretary starting July 17, 2000. Mr. Lafair has been Senior Counsel of Berwind Group Partners since January 1999. Prior to joining Berwind, he was an attorney with Morgan, Lewis and Bockius LLP since 1995. Mr. Lafair's practice was focused on mergers, acquisitions, securities and general corporate matters. Mr. Lafair is a graduate of the Wharton School of the University of Pennsylvania and Temple University School of Law.

     JOHN R. LOGAN, age 47, has served as Senior Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Assistant Secretary of the Company since May 2000. Mr. Logan joined Sentrol, Inc. through the acquisition of Aritech Corp. in 1993 and became Chief Financial Officer of SLC in 1995. Prior to his career in finance with Aritech Corp., he held several positions at Nortel Networks in both financial and operational capacities. Mr. Logan, a business graduate of Sir George Williams University in Montreal, is a Certified Management Accountant and is APICS certified.

     CLIFFORD LICKO, age 57, has served as Senior Vice President of Operations of the Company since May 2000. Mr. Licko joined Sentrol in 1988 as the Director of Manufacturing. Mr. Licko is currently responsible for worldwide manufacturing and logistics. He has been instrumental in SLC's drive towards World Class Manufacturing. Mr. Licko is a graduate of California State University and has an MA and MBA from Claremont Graduate School.

     M. BRIAN MCCARTHY, age 48, has served as Chief Executive Officer, Americas Group, of the Company since May 2000. Mr. McCarthy joined SLC in December 1997. Prior joining SLC, Mr. McCarthy was an independent management consultant from October 1996 to December 1997. Mr. McCarthy has extensive experience in the security industry having held positions as Senior Vice President of Marketing and Technology, Division President and Senior Vice President Operations for ADT Security Systems from 1981 to 1996. Mr. McCarthy graduated from Queens University and has a postgraduate degree in systems engineering from University of Waterloo.

     HUGUES WAUCQUEZ, age 50, has served as Chief Executive Officer, Europe/Africa Group, of the Company since May 2000. Mr. Waucquez joined Aritech Europe as Director of Finance and Administration of 1989 and became President of SLC Europe and Africa in 1993. Prior to joining Aritech, Mr. Waucquez held a variety of positions in manufacturing, finance and marketing at Champion Spark Plug Europe and in the audit department at KPMG in Brussels. Mr. Waucquez is a Belgian citizen and possesses an undergraduate and masters in economics from the University of Namur (Belgium).

COMPENSATION TABLES

  Executive Compensation

     The following table sets forth the cash and non-cash compensation for 1997, 1998 and 1999 awarded to or earned by the Company's Chief Executive Officer and the four other highest-compensated executive officers of the Company whose salaries and bonuses exceeded $100,000 during 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                     ANNUAL COMPENSATION              COMPENSATION
                                           ---------------------------------------    -------------
                                                                                        NUMBER OF
                                                                      ALL OTHER       STOCK OPTIONS
   NAME AND PRINCIPAL POSITION     YEAR     SALARY     BONUS(1)    COMPENSATION(2)     GRANTED(3)
   ---------------------------     ----    --------    --------    ---------------    -------------
Thomas L. Auth...................  1999    $375,000    $160,000        $2,400             57,500
  President and Chief              1998    $350,000    $168,000        $2,400            100,000
  Executive Officer                1997    $325,000    $185,250        $2,400            100,000
Joe Hurst(4).....................  1999    $196,667    $ 80,000        $3,000             22,500
  Senior Vice President            1998    $185,280    $ 81,600        $3,000             35,000
                                   1997    $116,659    $ 57,000        $3,000             24,000
Charles E. Briskey...............  1999    $175,000    $ 64,000        $2,400             22,500
  Senior Vice President            1998    $160,000    $ 62,400        $2,400             35,000
                                   1997    $150,000    $ 68,400        $2,400             35,000
Charles A. Durant................  1999    $140,000    $ 16,000        $2,250             10,000
  Vice President, General          1998    $125,000    $ 12,500        $2,063             10,000
  Counsel and Secretary            1997    $110,000    $ 12,975        $  825             10,000
Reed G. Grothe...................  1999    $125,000    $ 12,500        $2,250              5,000
  Vice President, Sales of         1998    $120,000    $ 12,000        $1,798              8,000
  Interactive Technologies         1997    $115,000    $ 13,375        $1,947             10,000

---------------
(1) Represents bonuses earned for the year shown in the table and paid in the following year, except for the 1999 bonus paid to Mr. Grothe, which was paid in 1999.

(2) Other compensation consists of matching contributions made by the Company on behalf of each of the named individuals under its 401(k) profit-sharing plans. Salary deferrals into the 401(k) plans are included in the salary column.

(3) Consists of non-qualified stock options granted under the Stock Incentive Plan.

(4) Mr. Hurst became an employee and executive officer of the Company upon the acquisition of CADDX by the Company on April 30, 1997. Accordingly, the salary and bonus for 1997 represents only a partial year.

  Stock Options

     The following table sets forth information concerning individual grants of all stock options made during the year ended December 31, 1999, to each of the executive officers named in the Summary Compensation Table. Options described in the table were granted under the Company's Stock Incentive Plan as part of an overall incentive compensation program.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                 POTENTIAL REALIZABLE
                                         PERCENTAGE                                VALUE AT ASSUMED
                            NUMBER OF     OF TOTAL                                  ANNUAL RATES OF
                            SECURITIES    OPTIONS                              STOCK PRICE APPRECIATION
                            UNDERLYING   GRANTED TO   EXERCISE                    FOR OPTION TERM(3)
                             OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   -------------------------
           NAME             GRANTED(1)    IN 1999     SHARE(2)       DATE          5%           10%
           ----             ----------   ----------   ---------   ----------   ----------   ------------
Thomas L. Auth............    57,500         29%       $23.625    08/17/2009    $854,314     $2,165,000
Joe Hurst.................    22,500         11%        23.625    08/17/2009     334,297        847,174
Charles E. Briskey........    22,500         11%        23.625    08/17/2009     334,297        847,174
Charles A. Durant.........    10,000          5%        23.625    08/17/2009     148,576        376,522
Reed G. Grothe............     5,000          3%        23.625    08/17/2009      74,288        188,261

---------------
(1) The options have an exercise price equal to the market price of the Company's common stock on the date of grant. Eighty percent of the options granted to Messrs. Auth, Hurst and Briskey became exercisable on December 31, 1999, based upon the achievement by the Company of certain predetermined revenue and earnings goals. As a result of the Merger, the options granted to Messrs. Durant and Grothe became exercisable over a three-year period.

(2) Represents the fair market value of the Common Stock at the date of grant as determined by the Board of Directors.

(3) Represents the potential net realizable value of each grant of stock options assuming that the market price of the underlying Common Stock appreciates in value from its fair market value on the date of grant to the end of the option term at the indicated annual rates. The actual value realized, if any, on stock option exercises will be dependent upon overall market conditions and the future performance of the Company and its Common Stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

     The following information is furnished with respect to the exercise of stock options during the year ended December 31, 1999, by the Company's executive officers named in the Summary Compensation Table and the value at December 31, 1999, of unexercised stock options held by such individuals. All options were granted under the Company's Stock Incentive Plan.

                      AGGREGATED OPTION EXERCISES IN 1999
                       AND FISCAL YEAR-END OPTION VALUES

                                NUMBER                      NUMBER OF SECURITIES
                               OF SHARES                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               ACQUIRED                            OPTIONS              "IN THE MONEY" OPTIONS(2)
                                 UPON         VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE    REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               ---------   -----------   -----------   -------------   -----------   -------------
Thomas L. Auth
  Series A Options...........     --         $--            97,600            --       $2,440,000      $     --
  Series D Options...........     --          --           505,409        15,500        6,102,566        73,313
  Series E Options...........     --          --            60,000            --          810,000            --
Joe Hurst
  Series D Options...........     --          --            75,500         5,900          477,750        28,688
Charles E. Briskey
  Series D Options...........     --          --           121,600         5,900        1,142,875        28,688
  Series E Options...........     --          --            20,000            --          270,000            --
Charles A. Durant
  Series C Options...........     --          --             9,800        29,700          114,800       235,950
Reed G. Grothe
  Series C Options...........     --          --            10,400        24,600          128,300       224,325

---------------
(1) These amounts represent the applicable number of shares underlying the stock options multiplied by the result obtained by subtracting from the fair market value of the Common Stock at the time of exercise the per share exercise prices of the stock options.

(2) The amounts set forth represent the difference between the $30.00 per share closing price of the Common Stock as quoted on The Nasdaq National Market on December 31, 1999, and the exercise price of the stock options, multiplied by the applicable number of shares underlying the options.

EMPLOYMENT CONTRACTS

     Messrs. Briskey and Durant have entered into compensation agreements with the Company which provide that their annual base salaries will be not less than $140,000 and $100,000, respectively. Such compensation agreements have no term and provide for severance pay in an amount equal to six months' base salary if employment is terminated without cause or if the executive suffers a reduction in status or duties. These compensation agreements also provide that each executive is eligible for discretionary incentive bonuses and is entitled to receive benefits that are otherwise provided to employees and/or executives of the Company. As recipients of stock options under the Stock Incentive Plan, each of the executives is also subject to certain non-compete restrictions.

     In connection with the April 30, 1997, acquisition of CADDX, Mr. Hurst entered into a one-year employment agreement with CADDX, which provides that his annual base salary will be $175,000 and that he will be eligible for discretionary bonus compensation in such amounts as determined from time to time by the Board of Directors. Subsequent to the initial one-year term of the agreement, CADDX agreed that Mr. Hurst's annual base salary shall be not less than $175,000 and he will be eligible for severance pay in an amount equal to six months' base salary if employment is terminated without cause or if he suffers a reduction in status or duties. Concurrent with execution of his employment agreement, Mr. Hurst entered into a five-year non-competition agreement with the Company. As a recipient of stock options under the Stock Incentive Plan, Mr. Hurst is also subject to additional non-compete restrictions.

     Mr. Auth was subject to a compensation agreement during 1999 that provided that his base salary would not be less than $300,000. After the Company and SLC had agreed upon the principal terms and conditions of the Merger, Mr. Auth negotiated with SLC management for new compensation arrangements for himself and modifications of the compensation arrangements of most of the other executive officers of the Company. The new compensation arrangement for Mr. Auth was documented in an employment agreement entered into between Mr. Auth and the Company on the date the Merger Agreement was approved by the Company's Board of Directors. The new compensation arrangements for the other officers involved were approved by the Company's Board of Directors at the same time the Merger Agreement was approved.

     Mr. Auth's new employment agreement with the Company provided for a three-year term beginning on the date of closing of the Merger. The principal terms of this employment agreement were:

     - a monthly salary of $33,333, which amounts to $399,996 annually;

     - the issuance to Mr. Auth, on the date of closing, of options to acquire 20,000 shares of the Company's Common Stock at an exercise price equal to the fair market value on the date of grant;

     - continuing to pay the operating costs of a Company-furnished automobile;

     - standard group benefits; and

     - the right to elect to waive the last $40,000 in salary payable under the agreement in exchange for health insurance coverage for Mr. Auth and his spouse until Mr. Auth reaches the age of 65.

     In addition to the employment agreement, the Company paid Mr. Auth a bonus upon the closing of the Merger equal to one-twelfth of his target 1999 bonus for each calendar month or portion thereof of calendar year 2000 that precedes the closing. The Board of Directors of the Company also determined that any unvested options held by Mr. Auth under the Company's Stock Incentive Plan will immediately vest following the term of the employment agreement.

     On June 29, 2000, the Company entered into a separation agreement with Mr. Auth (the "Separation Agreement"), pursuant to which Mr. Auth's employment and all prior employment agreements between Mr. Auth and the Company were terminated effective June 30, 2000. Mr. Auth will remain a Director in accordance with the Voting Agreement and will be entitled to compensation provided to other nonemployee directors during such time. See "VOTING AGREEMENT." Under the Separation Agreement, the Company agreed to pay Mr. Auth a severance payment of $1,153,802, which will be paid in full within 10 days following the date of the agreement. Until May 2, 2002, the Company will provide Mr. Auth with the secretarial services of Mr. Auth's former assistant at the Company or, if she is no longer employed by the Company or ceases to perform such services for Mr. Auth, an allowance of $4,000 per month. Mr. Auth will assume the lease of the automobile previously provided to him by the Company. In addition, Mr. Auth will receive standard group insurance benefits from the Company until May 2, 2003. The Company also agreed that 157,500 stock options previously granted to Mr. Auth shall not expire 90 days following Mr. Auth's termination with the Company, as they otherwise would. All of these options will now expire on August 2, 2003. In addition, the Company agreed to make 15,500 stock options previously granted to Mr. Auth immediately exercisable.

     In connection with the Merger, the Company agreed to pay Mr. Briskey an amount equal to six months of his current base salary upon termination of his employment, for whatever reason, as a final severance payment. This agreement changed Mr. Briskey's previous severance agreement with the Company. In addition, the Company has paid Mr. Briskey a bonus upon the closing of the Merger equal to one-twelfth of his target 1999 bonus for each calendar month or portion thereof of calendar year 2000 that precedes the closing. The Board of Directors of the Company also determined that any unvested options held by Mr. Briskey under the Company's Stock Incentive Plan will immediately vest upon termination of his employment. The Company has recently entered into a new employment agreement with Mr. Briskey, effective June 1, 2000, which supersedes Mr. Briskey's prior employment agreement. Under the new agreement, Mr. Briskey will work to transition his responsibilities to the Interactive Technologies management team during the period beginning May 2, 2000 and ending September 29, 2000. Mr. Briskey will receive compensation at an annual rate of $175,000 during that period. Upon termination of his employment, Mr. Briskey will receive a severance payment of $87,500, and he may receive an additional severance payment of $43,750 upon satisfactory completion of the transition services described above. In addition, Series D stock options previously granted to Mr. Briskey will vest upon his termination, and their terms will be amended to make them exercisable until December 31, 2001.

     The Company paid a bonus to Mr. Hurst upon the closing of the Merger equal to one-twelfth of his target 1999 bonus for each calendar month or portion thereof of calendar year 2000 that precedes the closing. The Board of Directors of the Company also determined that any unvested stock options granted to Mr. Hurst under the Company's Stock Incentive Plan will vest on the earlier of the date they would vest under the applicable employee stock option agreement or termination of Mr. Hurst's employment with the Company.

     The Company has also agreed to pay to Reed G. Grothe and other former executive officers of the Company severance payments equal to six months' base salary in the event their employment with the Company is terminated without cause within two years of the closing of the Merger.

INCENTIVE COMPENSATION PROGRAM

     The principal components of the compensation for the Company's senior officers, who were Messrs. Auth, Hurst and Briskey (the "Executive Group"), are base salaries, cash bonuses and stock options. Since the acquisition of Interactive Technologies by the Company in May 1992, the amount of the bonuses and the vesting schedule for the stock options have been tied to the financial performance of the Company according to a formula determined annually by the Company's Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE

     For 1999, the Compensation Committee of the Board of Directors consisted of Thomas L. Auth, W. Wallace McDowell, Jr., and Perry J. Lewis. The Compensation Committee of the Board of Directors for 2000 consists of Brenda Broz Eddy and Donald L. Seeley. The Compensation Committee is responsible for assuring that compensation for executives is consistent with the Company's compensation philosophy. The Compensation Committee also administers and makes grants under the Company's stock incentive and stock option plans.

     The Company's policy with respect to the compensation of executive officers includes the following beliefs:

     1. The Company's compensation system should attract and retain highly-qualified personnel.

     2. Executive compensation should include a significant cash bonus component, the amount of which should depend on the financial performance of the Company and the attainment of an executive officer's individual performance goals on behalf of the Company.

     3. Executive compensation should also include a significant incentive-based equity component in the form of options or other stock awards.

     The principal components of compensation for the Company's executive officers are base salaries, cash bonuses, and stock options. The amounts of the annual base salaries of the Company's executive officers named in the Summary Compensation Table were based in part on information regarding the salaries of executive officers of other companies of a similar size in the security industry.

     The other two components of compensation for the Executive Group -- cash bonuses and stock options -- are incentive based and closely tied to the financial performance of the Company, as determined annually by the Company's Board of Directors and the Compensation Committee, respectively. On August 17, 1999, the Board of Directors approved the 1999 Bonus Plan and Acceleration Plan, under which the cash bonuses for 1999 were determined. The Board of Directors determined the grant and vesting of stock options for executive officers under the 1999 Bonus Plan and Acceleration Plan.

     In determining the 1999 Bonus Plan and Acceleration Plan, the Board of Directors took into account the overall financial performance of the Company, the scope of responsibility of a particular executive officer's position at the Company, and goals regarding the executive officer's performance on behalf of the Company. All of these factors generally were weighted equally by the Board.

     Messrs. Auth, Hurst and Briskey were each eligible for cash bonuses under the Bonus Plan, the amount of which was determined based on the level of the Company's net sales and operating profit (before amortization of intangible assets and before all bonuses awarded to salaried employees). The Bonus Plan for these three individuals for the year ended December 31, 1999, specifies that only if certain levels of net sales and operating profits are achieved by the Company, then these individuals will be eligible to receive bonuses, the amount of which then is based on such levels of net sales and operating profit. No bonuses are paid, and no stock options become vested on an accelerated basis, if the minimum levels of net sales and operating profits are not reached by the Company.

     As described above, the amount of compensation earned by the Executive Group, including Mr. Auth, includes two significant incentive-based components, the amounts of which are closely tied to the Company's financial performance. Based upon the Company's 1999 net sales of $121.4 million and operating profit of $26.6 million (before amortization of intangible assets and write-off of patent litigation costs, and before all bonuses awarded to said officers), the executive officers named in the Summary Compensation Table who were eligible under the Bonus Plan received an aggregate of $332,500 in bonuses for 1999 ($320,000 paid in 2000).

     As part of the Acceleration Plan, and as determined by the Board, on August 17, 1999, Messrs. Auth, Hurst and Briskey received Series D Options to purchase an aggregate of 102,500 shares of Common Stock, none of which were then exercisable. Under the Acceleration Plan, a Series D Option to purchase one share of Common Stock becomes vested and exercisable as of a date determined by the Sub-Committee or the Board. Therefore, effective as of January 1, 2000, Series D Options held by Messrs. Auth, Hurst and Briskey to purchase an aggregate of 82,000 shares of Common Stock became exercisable.

     Thomas L. Auth and Joe Hurst, the only members of the Board of Directors who were officers and employees of the Company, did not participate in the discussions of the Board regarding their compensation. The nonemployee members of the Board, in making their determinations regarding Mr. Auth's compensation, considered, among other things, the overall performance of the Company along with their own assessment of Mr. Auth's performance and contributions to the Company. The Board then included Mr. Auth in the Bonus Plan and Acceleration Plan. The Board made decisions regarding the granting of options and other awards under the Stock Incentive Plan to Mr. Auth and the other executive officers of the Company.

                                          THOMAS L. AUTH
                                          Remaining member of the 1999 Board of
                                          Directors

                               PERFORMANCE GRAPH

     The Company's Common Stock has been traded on The Nasdaq National Market since November 22, 1994. Prior to that date, there was no public market for the Company's Common Stock. The following graph shows changes during the period from November 22, 1994, to December 31, 1999, in the value of $100 invested in: (1) the Company's Common Stock; (2) the Total Return Index for The Nasdaq Stock Market (U.S.) compiled by the Center for Research in Securities Prices ("CRSP") at the University of Chicago, Chicago, Illinois; and (3) the CRSP Total Return Index for Nasdaq Non-Financial Stocks. The values of each investment as of the dates indicated are based on share prices plus any dividends paid in cash, with the dividends reinvested on the date they were paid. The calculations exclude trading commissions and taxes.
[Line Graph]

                                                      NASDAQ (U.S.)           NASDAQ NON-FINANCIAL       ITI TECHNOLOGIES, INC.
                                                      -------------           --------------------       ----------------------
Dec 94                                                   100.00                      100.00                      100.00
Dec 95                                                   141.13                      139.26                      131.13
Dec 96                                                   173.89                      169.16                       66.67
Dec 97                                                   213.07                      198.09                      104.31
Dec 98                                                   300.18                      290.27                      136.64
Dec 99                                                   545.67                      562.31                      132.23

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Thomas L. Auth, Chairman of the Company, is a director and shareholder in EH Publishing, Inc., which publishes several periodicals, including Popular Home Automation and CE Pro, operates a web site at http://www.electronichouse.com, and coordinates the Home Automation Trade Show. Both Interactive Technologies, Inc., and CADDX Controls, Inc., advertise in periodicals published by EH Publishing from time to time. Additionally, Interactive Technologies, Inc., advertises on EH Publishing's web site and participates in the Home Automation Trade Show. During the fiscal year ended December 31, 1999, subsidiaries of the Company paid EH Publishing an aggregate of $68,819 for advertising and trade show services. All of these transactions have been negotiated at arms' length by employees of the Company's subsidiaries and Mr. Auth had no personal involvement. Furthermore, the Board of Directors of Interactive Technologies, Inc. has approved the transactions to date and authorized the future placement, by Interactive Technologies and its affiliates, of advertisements in trade periodicals published by EH Publishing at customary rates.

     In 1998, the Company appointed Aon Corporation its insurance broker for all insurance lines. Perry J. Lewis, a former Director of the Company, is a director of Aon Corporation. Charles A. Durant had established a business relationship with representatives from Aon Corporation over the last several years and had retained Aon Corporation without consulting Mr. Lewis. Aon Corporation reported to the Company that it derives approximately $62,000 in income annually as the Company's insurance broker. The board of directors of the Company, other than Mr. Lewis, who abstained, has approved the transactions to date between the Company and Aon Corporation and the continued use of Aon Corporation as an insurance broker by the Company.

     Berwind Property Group Inc. ("Berwind Property"), an affiliate of Berwind, from time to time provides real estate services and, through partnership affiliates, leased facilities to the Company and its subsidiaries. The total amount of payments made by SLC in 1999 to Berwind Property was $489,111. The Company plans to continue purchasing these services and leasing these facilities. The transactions described above have been and will continue to be conducted on an arms-length basis. The Company from time to time also purchases other services from Berwind and its affiliates, which are not significant in amount and are on terms no more favorable to Berwind than similar transactions conducted on an arm's length basis.

                                 OTHER BUSINESS

     All items of business intended by management to be brought before the meeting are set forth in this Proxy Statement, and management knows of no other business to be presented. If other matters of business not presently known to the Board of Directors shall be properly raised at the Annual Meeting, the persons named as the proxies will vote on such matters in accordance with their best judgment.

                          FUTURE STOCKHOLDER PROPOSALS

     Under the 1934 Act, the Company's stockholders may submit proposals to be considered at an annual stockholders' meeting. Rule 14a-8 under the 1934 Act sets forth the procedure and requirements for requesting that the Company include these proposals in its proxy statement.

     However, a stockholder may submit proposals to be voted on at an annual meeting without having the proposals included in the Company's proxy statement. These proposals are known as "non-Rule 14a-8 proposals."

     Rule 14a-4(c)(1) under the 1934 Act states when the proxies named by a company for an annual meeting may exercise their discretionary voting powers for proposals not included in the company's proxy statement, including non-Rule 14a-8 stockholder proposals. Rule 14a-4(c)(1) was recently amended to provide that proxies named by a company to vote at an annual meeting may be given discretionary authority to vote all proxies with respect to any non-Rule 14a-8 proposals that properly come before the annual meeting for a vote of the stockholders if (i) the company has not received advance notice of the proposal at least 45 days before the date on which the company first mailed its proxy materials for the prior year's annual stockholders' meeting and (ii) stockholders have been notified by the company of this 45-day advance notice requirement.

     The Company hereby notifies its stockholders that for the annual meeting of stockholders expected to be held in May 2001, the deadline for notifying the Company of any non-Rule 14a-8 stockholder proposals is February 16, 2001. Notice of any such proposal must be given in writing to the Secretary of the Company, Mr. Charles A. Durant, Interlogix, Inc., 12345 SW Leveton Drive, Tualatin, Oregon 97062. Therefore, the Company's proxies will be able to exercise their discretionary voting authority with respect to any non-Rule 14a-8 proposal not submitted to the Company or submitted to the Company after February 16, 2001.

     The notification deadline for stockholders wishing to have a Rule 14a-8 proposal considered for inclusion in the Company's proxy solicitation materials for the Annual Meeting of Stockholders to be held in 2001 is a reasonable time prior to the date that the Company begins to print and mail its proxy materials. The Company believes that December 2, 2000 is a reasonable deadline. Such proposals must be set forth in writing and received by the Secretary of the Company, Mr. Charles A. Durant, at the above address on or before December 2, 2000.

     Due to the technical nature of the rights of stockholders and the Company in this area, a stockholder desiring to make a stockholder proposal should consider consulting his or her personal legal counsel with respect to such rights.

                             FINANCIAL INFORMATION

     The Company's 1999 Annual Report on Form 10-K, including, but not limited to, consolidated balance sheet as of December 31, 1999, and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997, accompany these materials. A copy of the 1999 Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the SEC, may be obtained without charge upon written request to the Company. Requests should be directed to Corporate Secretary, Interlogix, Inc., 12345 SW Leveton Drive, Tualatin, Oregon 97062.

                                          By Order of the Board of Directors

                                         /s/ Charles A. Durant

                                          CHARLES A. DURANT
                                          Secretary

Dated: July 5, 2000

                                INTERLOGIX, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                    8:30 A.M.

                                 Supra Products
                       4001 Fairview Industrial Drive S.E.
                                 SALEM, OR 97302


  Interlogix, Inc., a Delaware Corporation
  12345 SW Leveton Drive, Tualatin, Oregon 97062                           PROXY


  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  Kenneth L. Boyda and John R. Logan, and either of them, are hereby appointed Proxies, each with the power to appoint his substitute, to represent and to vote, as designated, all shares of common stock of Interlogix, Inc. ("Company") held of record by the undersigned on June 30, 2000 at the Annual Meeting of Stockholders to be held on August 1, 2000, or any adjournment thereof.

  In the event of the inability or unwillingness of one or more of the above-named nominees to serve as a director at the time of the Annual Meeting on August 1, 2000 or of any adjournments thereof, the shares represented by the proxies will be voted in favor of the remainder of such nominees and may also, in the discretion of the holders of said proxies, be voted for other nominees not named herein in lieu of those unable or unwilling to serve. As of the date hereof, the Board of Directors knows of no nominee who is unable or unwilling to serve.

  The undersigned hereby ratifies and confirms all the parties shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies previously given to vote such shares.

  This Proxy, when properly executed, shall be voted in the manner indicated by the undersigned stockholder, but if no direction is made, this Proxy will be voted for the directors named in the Proxy Statement, and in favor of the proposal to ratify the selection of Arthur Andersen LLP to audit the consolidated financial statements of the Company for the year ending December 31, 2000.



         CONTINUED, AND TO BE COMPLETED AND SIGNED, ON THE REVERSE SIDE.
                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                                                                       COMPANY #
                                                                       CONTROL #

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Interlogix, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.


              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Please mark your vote as indicated in this example [X]

1. ELECTION OF DIRECTORS      01-Thomas L. Auth          05-Brenda Broz Eddy
                              02-C. G. Berwind, Jr.      06-Lawrence C. Karlson
                              03-Kenneth L. Boyda        07-Edward F. Kosnik
                              04-Jan P. Brantjes         08-Donald L. Seeley

[ ]  VOTE FOR ALL*  [ ] WITHHELD FOR ALL


*To withhold authority to vote for one or more nominee(s), write the name(s) of the nominee(s) --------------------------------
in the box provided to the right:

                              X PLEASE FOLD HERE X
--------------------------------------------------------------------------------


2. RATIFICATION OF ARTHUR ANDERSEN LLP
   AS INDEPENDENT ACCOUNTANTS             [ ] For  [ ] Against  [ ] Abstain

3. OTHER MATTERS


In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3.

ADDRESS CHANGE? MARK BOX
INDICATE CHANGES BELOW:   [ ]        Date:
                                          --------------------------------------



                                     -------------------------------------------
                                     Signature(s) in Box

                                     Note: Please date this proxy, sign your
                                     name exactly as it appears hereon, and
                                     return promptly using the enclosed postage paid envelope. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.